As filed with the Securities and Exchange Commission on July 3, 2017
Registration No. 333-127051
Registration No. 333-166812
Registration No. 333-214690

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:
FORM S-8 REGISTRATION STATEMENT NO. 333-127051
FORM S-8 REGISTRATION STATEMENT NO. 333-166812
FORM S-8 REGISTRATION STATEMENT NO. 333-214690

UNDER
THE SECURITIES ACT OF 1933

ALON USA ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	74-2966572
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

7102 Commerce Way
Brentwood, Tennessee                          37027
(Address of Principal Executive Offices)                        (Zip Code)

Alon USA Energy, Inc. 2005 Incentive Compensation Plan
Alon USA Energy, Inc. Amended and Restated 2005 Incentive Compensation Plan
Alon USA Energy, Inc. 2016 Fair Market Value Stock Purchase Plan
(Full Title of the Plan)

 Ezra Uzi Yemin, President and Chief Executive Officer
Alon USA Energy, Inc.
7102 Commerce Way
Brentwood, Tennessee 37027
(Name and address of agent for service)
(615) 771-6701
(Telephone number, including area code, of agent for service)

Copies to:
Manuel G. Rivera, Esq.
Norton Rose Fulbright US LLP
1301 Avenue of the Americas
New York, New York 10019
(212) 318-3296

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☒

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments filed by Alon USA Energy, Inc., a Delaware corporation (the “Company”), remove from registration all shares of common stock, par value $0.01 per share (“Common Stock”), of the Company registered under the following Registration Statements on Form S-8 filed by the Company (each, a “Registration Statement,” and collectively, the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”), pertaining to the registration of shares of Common Stock offered under certain employee benefit and equity plans:

•
Registration Statement No. 333-127051, originally filed with the SEC on July 29, 2005, pertaining to the registration of 2,200,000 shares of Common Stock issuable under the Company’s 2005 Incentive Compensation Plan;

•
Registration Statement No. 333-166812, originally filed with the SEC on May 13, 2010, pertaining to the registration of 3,000,000 shares of Common Stock issuable under the Company’s Amended and Restated 2005 Incentive Compensation Plan; and

•
Registration Statement No. 333-214690, originally filed with the SEC on November 18, 2016, pertaining to the registration of 500,000 shares of Common Stock reserved for issuance under the Company’s 2016 Fair Market Value Stock Purchase Plan.

On January 2, 2017, the Company entered into an Agreement and Plan of Merger with Delek US Holdings, Inc., a Delaware corporation (“Delek”), Delek Holdco, Inc., a Delaware corporation and wholly owned subsidiary of Delek (“Holdco”), Dione Mergeco, Inc., a Delaware corporation and wholly owned subsidiary of Holdco (“Delek Merger Sub”), and Astro Mergeco, Inc., a Delaware corporation and wholly owned subsidiary of Holdco (“Astro Merger Sub”), as amended by the First Amendment to Agreement and Plan of Merger, dated as of February 27, 2017, and the Second Amendment to Agreement and Plan of Merger, dated as of April 21, 2017 (collectively, the “Merger Agreement”). Pursuant to the Merger Agreement, Certificates of Amendment and Certificates of Merger filed with the Secretary of State of the State of Delaware on June 30, 2017, (i) Delek was renamed “Delek US Energy, Inc.” and Holdco was renamed “Delek US Holdings, Inc.”; (ii) Delek Merger Sub merged with and into Delek (the “Delek Merger”), with Delek surviving as a wholly owned subsidiary of Holdco; and (iii) Astro Merger Sub merged with and into the Company (the “Alon Merger” and together with the Delek Merger, the “Mergers”), with the Company surviving as a direct and indirect wholly owned subsidiary of Holdco. The Mergers were effective as of July 1, 2017.

As a result of the Mergers, the Company has terminated any and all offerings of the Company’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance but unsold at the termination of the offering, the Company hereby removes all of such securities of the Company registered but unsold under any of the Registration Statements, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee, on July 3, 2017.

ALON USA ENERGY, INC.

Date: July 3, 2017	By:	/s/ Kevin Kremke
Kevin Kremke
Executive Vice President and Chief Financial Officer

Note: No other person is required to sign these Post-Effective Amendments to the Registration Statements, in reliance upon Rule 478 under the U.S. Securities Act of 1933, as amended.